Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of State Bank Financial Corporation on Form S-4 of our report dated March 7, 2014 on the consolidated financial statements of Georgia-Carolina Bancshares, Inc. as of and for the years ended December 31, 2013 and 2012 and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Atlanta, Georgia
September 12, 2014